Exhibit 10.1

SECOND AMENDMENT TO SECOND AMENDED AND RESTATED LOAN AND SECURITY
AGREEMENT AND WAIVER

THIS SECOND AMENDMENT TO SECOND AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT AND WAIVER (this “Amendment”), dated as of July 16, 2009, is entered into among Jazz Semiconductor, Inc., a Delaware corporation (“Jazz”) Newport Fab, LLC (d/b/a Jazz Semiconductor Operating Company), a Delaware limited liability company (“Operating Company”, and Operating Company together with Jazz, collectively, the “Borrowers” and each of them individually, a “Borrower”), Jazz Technologies, Inc, formerly known as Acquicor Technology Inc., a Delaware corporation (“Parent Guarantor”), the lenders party to the “Loan Agreement” as defined below (each individually, a ‘‘Lender” and collectively, “Lenders”), and Wachovia Capital Finance Corporation (Western), a California corporation, in its capacity as agent for the Lenders (in such capacity, “Agent”).

RECITALS

A.           Borrowers, Parent Guarantor, Agent, Lenders, and Wachovia Capital Markets, LLC, in its capacity as lead arranger, bookrunner and syndication agent, have previously entered into that certain Second Amended and Restated Loan and Security Agreement dated as of September 19, 2008, as amended by the First Amendment to Second Amended and Restated Loan and Security Agreement, dated as of March 17, 2009 (as amended, the “Loan Agreement”), pursuant to which Agent and Lenders have made certain loans and financial accommodations available to Borrowers.  Terms used herein without definition shall have the meanings ascribed to them in the Loan Agreement.

B.           The following Events of Default have occurred and are continuing under Section 9.11(g) of the Loan Agreement:

(1)      Parent Guarantor repurchased Indebtedness arising under the Senior Notes on June 22, 2009.  Such repurchase was not permitted pursuant to Section 9.11(g) of the Loan Agreement as Borrowers’ Excess Availability plus Qualified Cash was not projected, to the Agent’s reasonable satisfaction, to be $30,000,000 or more for 60 consecutive days following the consummation of such repurchase; and

(2)      Parent Guarantor repurchased Indebtedness arising under the Senior Notes on July 1, 2009.  Such repurchase was not permitted pursuant to Section 9.11(g) of the Loan Agreement as (i) an Event of Default had occurred and was continuing; (ii) Borrowers’ Excess Availability plus Qualified Cash was less than $30,000,000; and (iii) Borrowers’ Excess Availability plus Qualified Cash was not projected, to the Agent’s reasonable satisfaction, to be $30,000,000 or more for 60 consecutive days following the consummation of such repurchase

The foregoing Events of Default will be referred to herein as the “Specified Existing Defaults”.

C.           Borrowers and Guarantor have requested that Agent and the Lenders amend the Loan Agreement and waive the Specified Existing Defaults, which Agent and the Lenders are willing to do pursuant to the terms and conditions set forth herein.

D.           Borrowers and Guarantor are entering into this Amendment with the understanding and agreement that, except as specifically provided herein, none of Agent’s or any Lender’s rights or remedies as set forth in the Loan Agreement is being waived or modified by the terms of this Amendment.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

Amendment to Loan Agreement.

Section 1 of the Loan Agreement is hereby amended by inserting the following new Section1.122A:

“1.122A  “Second Amendment Effective Date” shall mean July 16, 2009.

Section 9.11(g) of the Loan Agreement is hereby amended and restated to read in its entirety as follows:

“(g)           Parent Guarantor may repurchase any of its Indebtedness arising under the Senior Notes; provided, that at the time of such repurchase and after giving effect thereto, (A) no Default or Event of Default shall have occurred and be continuing, (B) Borrowers’ Excess Availability plus Qualified Cash shall not be less than (i) for the period commencing on the Second Amendment Effective Date and ending on December 31, 2009, $20,000,000 and (ii) at all other times, $30,000,000; (C) Borrowers’ Excess Availability plus Qualified Cash shall be projected, to the Agent’s reasonable satisfaction, to be (i) for the period commencing on the Second Amendment Effective Date and ending on December 31, 2009, $20,000,000 or more for 90 consecutive days following the consummation of such repurchase and (ii) at all other times, $30,000,000 or more for 90 consecutive days following the consummation of such repurchase, and (D) the aggregate amount of all such repurchases made after the Effective Date and permitted by this Section 9.11(g) shall not exceed $20,000,000.”

Notwithstanding the provisions of Sections 9.12 and 9.24 of the Loan Agreement, it is hereby agreed that the Borrowers may purchase from Foreign Parent Nonguarantor the assets described on Schedule I hereto for an aggregate amount not to exceed $6,950,000; provided that all such assets shall constitute Collateral.

Section 9.24(d) of the Loan Agreement is hereby modified and amended to read in its entirety as follows:

“(d)           make payments to third party vendors for assets purchased by, or services rendered to, Foreign Parent Nonguarantor or any of its Affiliates that is not a Credit Party, provided that (i) no Default or Event of Default has occurred and is continuing or would occur as a result of such vendor payment, (ii) the Excess Availability, after giving effect to such vendor payment, shall be equal to or greater than $10,000,000, (iii) the maximum aggregate amount of all such vendor payments, at any one time, made by the Credit Parties net of any cash reimbursements therefor received by the Credit Parties from Foreign Parent Nonguarantor, or any of its Affiliates that is not a Credit Party, shall not exceed $2,000,000 during the term of this Agreement, and (iv) the Credit Parties will invoice Foreign Parent Nonguarantor or any of its Affiliates that is not a Credit Party once per quarter for all such assets purchased by, or services rendered, and the Credit Parties shall receive such cash reimbursements within 45 calendar days of the date of such invoice, provided that in the event that the quarterly purchases exceed $250,000, Foreign Parent Nonguarantor will pay for all invoices exceeding said amount separately; and”

Waiver of Specified Existing Defaults.  Agent and Lenders hereby waive enforcement of their rights against Borrowers and Guarantors arising from the Specified Existing Defaults; provided, however, nothing herein shall be deemed a waiver with respect to any failure of any Borrower or Guarantor to comply fully with Section 9.11 of the Loan Agreement in any other respect.  This waiver shall be effective only for the specific defaults comprising the Specified Existing Defaults, and in no event shall this waiver be deemed to be a waiver of enforcement of Agent’s or Lenders’ rights with respect to any other Defaults or Events of Default now existing or hereafter arising.

Effectiveness of this Amendment.  The effectiveness of this Amendment (and the waivers contained herein) is subject to the satisfaction of each of the following conditions precedent:

Amendment.  Agent shall have received this Amendment, fully executed by Borrowers, Guarantor, Agent and Required Lenders in a sufficient number of counterparts for distribution to all parties.

Accommodation Fee.  Agent shall have received, for the ratable benefit of the Lenders, a non-refundable accommodation fee in the amount of Ten Thousand Dollars ($10,000), which fee is fully earned as of and due and payable on the date hereof.

Representations and Warranties.  The representations and warranties set forth herein and in the Loan Agreement must be true and correct.

Other Required Documentation.  All other documents and legal matters in connection with the transactions contemplated by this Amendment shall have been delivered or executed or recorded and shall be in form and substance satisfactory to Agent.

Representations and Warranties.  Each Borrower and Guarantor each represents and warrants as follows:

Authority.  Each Borrower and Guarantor have the requisite company power and authority to execute and deliver this Amendment, and to perform its obligations hereunder and under the Financing Agreements (as amended or modified hereby) to which it is a party.  The execution, delivery and performance by each Borrower and Guarantor of this Amendment have been duly approved by all necessary company action and no other company proceedings are necessary to consummate such transactions.

Enforceability.  This Amendment has been duly executed and delivered by each Borrower and Guarantor.  This Amendment and each Financing Agreement (as amended or modified hereby) are the legal, valid and binding obligation of each Borrower and Guarantor, enforceable against each Borrower and Guarantor in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or similar laws limiting creditors’ rights generally or by general equitable principles, and are in full force and effect.

Representations and Warranties.  The representations and warranties contained in each Financing Agreement (other than any such representations or warranties that, by their terms, are specifically made as of a date other than the date hereof) are correct on and as of the date hereof as though made on and as of the date hereof.

Execution.  The execution, delivery and performance of this Amendment are within the power of each Borrower and Guarantor, have been duly authorized by all necessary company action, have received all necessary governmental approval, if any, and do not contravene any law or any contractual restrictions binding on any Borrower or Guarantor.

No Default.  Except for the Specified Existing Defaults, no event has occurred and is continuing that constitutes an Event of Default.

Choice of Law.  The validity of this Amendment, its construction, interpretation and enforcement, the rights of the parties hereunder, shall be determined under, governed by, and construed in accordance with the internal laws of the State of California governing contracts only to be performed in that State.

Counterparts.  This Amendment may be executed in any number of counterparts and by different parties and separate counterparts, each of which when so executed and delivered, shall be deemed an original, and all of which, when taken together, shall constitute one and the same instrument.  Delivery of an executed counterpart of a signature page to this Amendment by telefacsimile shall be effective as delivery of a manually executed counterpart of this Amendment.

Reference to and Effect on the Financing Agreements.

Upon and after the effectiveness of this Amendment, each reference in the Loan Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Loan Agreement, and each reference in the other Financing Agreements to “the Loan Agreement”, “thereof” or words of like import referring to the Loan Agreement, shall mean and be a reference to the Loan Agreement as modified and amended hereby.

Except as specifically amended above, the Loan Agreement and all other Financing Agreements, are and shall continue to be in full force and effect and are hereby in all respects ratified and confirmed.

The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of Agent or any Lender under any of the Financing Agreements, nor constitute a waiver of any provision of any of the Financing Agreements.

To the extent that any terms and conditions in any of the Financing Agreements shall contradict or be in conflict with any terms or conditions of the Loan Agreement, after giving effect to this Amendment, such terms and conditions are hereby deemed modified or amended accordingly to reflect the terms and conditions of the Loan Agreement as modified or amended hereby.

Estoppel.  To induce Agent and Lenders to enter into this Amendment and to induce Agent and Lenders to continue to make advances to Borrowers under the Loan Agreement, each Borrower and Guarantor hereby acknowledges and agrees that, after giving effect to this Amendment, as of the date hereof, there exists no Default or Event of Default and no right of offset, defense, counterclaim or objection in favor of any Borrower or Guarantor as against Agent or any Lender with respect to the Obligations.

Integration.  This Amendment, together with the other Financing Agreements, incorporates all negotiations of the parties hereto with respect to the subject mattes hereof and is the final expression and agreement of the parties hereto with respect to the subject matter hereof.

Severability.  In case any provision in this Amendment shall be invalid, illegal or unenforceable, such provision shall be severable from the remainder of this Amendment and the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

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IN WITNESS WHEREOF, the parties have entered into this Amendment as of the date first above written.

JAZZ SEMICONDUCTOR, INC.,
as a Borrower

By: /s/ SUSANNA H. BENNETT
Title:  Chief Financial Officer

NEWPORT FAB, LLC,
as a Borrower

By: /s/ SUSANNA H. BENNETT
Title:  Chief Financial Officer of Jazz Semiconductor, Inc.
the sole owner of Newport Fab, LLC

JAZZ TECHNOLOGIES, INC.,
as a Guarantor

By: /s/ SUSANNA H. BENNETT
Title:  Chief Financial Officer

WACHOVIA CAPITAL FINANCE CORPORATION (WESTERN),
as Agent and a Lender

By:  /s/  ROBIN VAN METER
Title: Vice President

SCHEDULE I

Asset	Estimated Equipment Cost	Estimated Installation Cost
Emax or SuperE oxide etch Platform with 3 chamber	$1,250,000	$250,000
1 DUV lithography cell	$3,600,000	$500,000
1 Endura metal tool	$1,100,000	$250,000